Exhibit 12.5

UNITED BISCUITS FINANCE plc

Finance Ethics — Finance Code of Professional Conduct

United Biscuits Finance plc and its affiliates (together, “UB”) promote professional conduct in the practice of financial management throughout UB. UB’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Director of Financial Control, Director of Tax and Treasury and all finance function employees hold an important and elevated role in corporate governance, in that, they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved.

In addition, due to our external reporting requirements, it is of critical importance that UB’s filings with the U.S. Securities and Exchange Commission (“SEC”) are accurate and timely. Finance function employees may be called upon to provide information that UB’s public reports are complete, fair and understandable. UB expects all finance function employees to take this responsibility very seriously and to provide prompt and accurate answers to enquiries related to UB’s public disclosure requirements.

This Finance Code of Professional Conduct (the “Finance Code”) embodies the principles to which all finance function employees are expected to adhere and advocate. These guidelines for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to other UB employees, the public and other stakeholders. All finance function employees have a special responsibility to promote a culture throughout UB that ensures the fair and timely reporting of UB’s financial results and condition.

By accepting the Finance Code, finance function employees acknowledge they will always:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

•                  Provide information that is accurate, complete, objective, fair, relevant, timely and understandable, including in UB’s filings with and other submissions to the SEC.

•                  Comply with all statutory and fiscal obligations and requirements of other appropriate private and public regulatory agencies.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgement to be subordinated.

•                  Respect the confidentiality of information acquired in the course of their work except when authorised or otherwise legally obligated to disclose. Confidential information acquired in the course of their work will not be used for personal advantage.

•                  Share knowledge and maintain professional skills important and relevant to stakeholder’s needs.

Finance function employees include permanent, temporary and fixed term contract staff

•                  Proactively promote and be an example of ethical behaviour as a responsible partner among peers, in the work environment and the community. Demonstrate honesty and integrity in dealings with customers and suppliers.

•                  Achieve responsible use, control, and stewardship over all assets and resources that are employed or entrusted to us.

•                  Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorised audit or interfere with any auditor engaged in the performance of an internal or independent audit of UB’s financial statements or accounting books and records.

•                  Promptly report any conduct that the individual believes to be a violation of law or business ethics or of any provision of the code of conduct, including any transaction or relationship that could reasonably be expected to give rise to such a conflict.

•                  Maintain an appropriate system of internal controls, encourage continuous improvement, proactively identify possible weaknesses and take prompt action to correct such weaknesses. Respond completely and honestly to financial self-assessments (FSA).

•                  Act in accordance with Group Financial Policies.

The CEO, CFO, Director of Financial Control, Director of Tax and Treasury and all finance function employees are expected to abide by the Finance Code as well as all other applicable UB business conduct standards and policies or guidelines. It is the policy of UB for the CEO, CFO, all Finance Directors and all Financial Controllers to acknowledge and certify adherence to the Finance Code annually. Confirmation of such certification is made to the Audit Committee and a copy retained by the Director of Financial Control.

Violations of the Finance Code, including failure to report potential violations by others, may result in disciplinary action including termination of employment. If you are aware of any suspected or known violations of this Finance Code or other UB policies or guidelines, you have a duty to promptly report such concerns to your line manager, the Director of Financial Control, the Director of Tax and Treasury or Head of Internal Audit.

The procedures to be followed in relation to such a report are detailed in the UB Finance Whistleblowing Reporting Procedure and Guidelines (available on the Group Financial Policy Database). All reports are dealt with discreetly, promptly and confidentially.

It is against UB policy to discharge, harass or otherwise discriminate against employees who report evidence of fraud or other violations in good faith.

It is UB’s intention that this Finance Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.